Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXCLUSIVE SUBLICENSE AGREEMENT

This Exclusive Sublicense Agreement (this “Agreement”) is made effective as of August 19, 2019 (the “Effective Date”) by and between Zylö Therapeutics, Inc., a Delaware corporation with a principal place of business at 200 Patewood Dr., Suite 400C, Greenville, SC 29615 (“Licensor”), and Hoth Therapeutics, Inc., a Nevada corporation with a place of business at 1 Rockefeller Plaza Suite 1039 New York, NY 10020 (“Licensee”). Licensor and Licensee are each hereafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Licensor and Albert Einstein College of Medicine, an educational institution (“Einstein”), entered into the Technology Transfer and License Agreement dated November 21, 2017, as amended by the First Amendment dated July 25, 2018 and by the Second Amendment dated May 9, 2019 (collectively, the “Einstein Agreement”), covering certain proprietary Licensed Patent Rights (as defined below) owned by Einstein; and

WHEREAS, Licensee desires to obtain an exclusive license from Licensor under such Licensed Patent Rights and Licensed Technology (as defined below) to develop and commercialize Licensed Products; and

WHEREAS, Licensor desires to grant such license to Licensee on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

Whenever used in the Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified.

1.1 “Affiliate” shall mean any corporation, firm, limited liability company, partnership or other entity that directly controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this Section 1.1, “control” means ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.2 “Applicable Laws” shall mean the applicable laws of any jurisdiction which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.3 “BLA” shall mean a biologics license application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the FDA seeking Regulatory Approval to market and sell any Licensed Product in the United States for a particular Indication within the Field.

1.4 “Confidential Information” shall mean with respect to a Party (the “Receiving Party”), all information which is disclosed by the other Party (the “Disclosing Party”) to the Receiving Party hereunder or to any of its employees, consultants, Affiliates, licensees or sublicensees, except to the extent that the Receiving Party can demonstrate by written record or other suitable physical evidence that such information, (a) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party.

1.5 “Control” or “Controlled” shall mean with respect to any Patent Rights or Technology, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights, or Technology as provided for herein without violating the terms of any arrangement or agreements between such Party and any Third Party or without requiring such Party to make undue payment to any Third Party.

1.6 “Development” and “Develop” shall mean, with respect to any Licensed Product, all activities with respect to such Licensed Product relating to research and development, including in connection with seeking, obtaining and/or maintaining any Regulatory Approval for such Licensed Product in the Field in the Territory, including without limitation, all pre-clinical research and development activities, all human clinical studies, all activities relating to developing the ability to manufacture any Licensed Product or any component thereof (including, without limitation, process development work), and all other activities relating to seeking, obtaining and/or maintaining any Regulatory Approvals from the FDA and/or any Foreign Regulatory Authority.

1.7 “Drug Approval Application” shall mean any application for Regulatory Approval (including pricing and reimbursement approvals) required prior to any commercial sale or use of a Licensed Product in any country or jurisdiction in the Territory, including, without limitation, (a) any BLA, NDA or MAA filed with the FDA or any Foreign Regulatory Authority, and (b) any equivalent application filed with any Foreign Regulatory Authority for Regulatory Approval (including pricing and reimbursement approvals) required prior to any commercial sale or use of a Licensed Product in any country or jurisdiction in the Territory.

1.8 “Field” shall mean all therapeutic uses related to lupus in human beings, subject to the Field Expansion Rights in Section 2.1.6(a).

1.9 “First Commercial Sale” shall mean, on a country-by-country basis, the date of the first arm’s length transaction, transfer or disposition for value to a Third Party of a Licensed Product by or on behalf of Licensee or any Affiliate or Sublicensee of Licensee in such country, excluding, however, transfers or dispositions of Licensed Product, without consideration: (i) in connection with patient assistance programs; (ii) for charitable or promotional purposes; (iii) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (iv) for use in any tests or studies reasonably necessary to comply with Applicable Laws, or request by the FDA or any Foreign Regulatory Authority. For clarity, First Commercial Sale shall be determined on a Licensed Product-by-Licensed Product and country-by-country basis.

1.10 “FDA” shall mean the United States Food and Drug Administration and any successor agency or authority thereto.

1.11 “Foreign Regulatory Authorities” shall mean any applicable supranational, national, federal, state or local regulatory agency, department, bureau or other governmental entity of any country or jurisdiction in the Territory (other than the FDA in the United States), having responsibility in such country or jurisdiction for any Regulatory Approvals of any kind in such country or jurisdiction, and any successor agency or authority thereto.

1.12 “IND” shall mean an investigational new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed or to be filed with the FDA with regard to any Licensed Product.

1.13 “Indemnitees” and “Indemnifying Party” shall mean a Party, its Affiliates, licensors and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns indemnified under Section 8.1.1 or 8.1.2.

1.14 “Indication” shall mean a separate and distinct disease or medical condition in humans: (a) which a Licensed Product is intended to treat or prevent, as evidenced by the protocol for a clinical trial of such Licensed Product or by the proposed Licensed Product labeling in an NDA filed with the FDA or Foreign Regulatory Authority for such Licensed Product; or (b) which is contained in a Licensed Product’s labeling approved as part of the Regulatory Approval for such Product.

1.15 “Licensed Patent Rights” means all Patent Rights which are Controlled by Licensor as of the Effective Date or become Controlled by Licensor during the Term, to the extent related to Licensed Products in the Field, or the research, development, manufacture, use or sale thereof. The Licensed Patent Rights as of the Effective Date are listed in Schedule A, attached hereto and made a part hereof. Schedule A shall be updated by the Parties on a semi-annual basis during the Term to include any additional patents and patent applications not previously listed; however, the inclusion or exclusion of a patent or patent application from Schedule A is not to be deemed a conclusive indication of whether that patent or application is or should be considered a “Licensed Patent Right” for purposes of this Agreement.

1.16 “Licensed Product” shall mean any pharmaceutical product sold by Licensee or its Affiliates or Sublicensees containing Anandamide (“AEA”) loaded into porous silica particles, referred to as Z-pods™, or any derivative or analogue thereof, in all dosage strengths, forms and formulations alone or in combination with other products, that, absent the license in the Field provided in this Agreement, would be an infringement of a Valid Claim of the Licensed Patent Rights.

1.17 “Licensed Technology” shall mean and include all Technology, whether or not patentable, including but not limited to formulations, techniques and materials, Controlled by Licensor as of the Effective Date or which becomes Controlled by Licensor during the Term related to any Licensed Product in the Field, or the research, development, manufacture, use or sale thereof.

1.18 “MAA” shall mean an application filed with the relevant Foreign Regulatory Authorities in Europe seeking Regulatory Approval to market and sell any Licensed Product in Europe or any country or territory therein for a particular Indication within the Field.

1.19 “NDA” shall mean: (a) in the United States, a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto; or (b) in any other country or group of countries, the equivalent application or submission for approval to market a pharmaceutical product filed with the governing Foreign Regulatory Authority in such country or group of countries.

1.20 “Net Sales” shall mean the total consideration, in any form, received by Licensee, its Affiliates or Sublicensees (each, a “Selling Party”) as consideration for the sale, lease, provision or other disposition of Licensed Products in the Field to Third Parties (“Total Consideration”) throughout the Territory during each calendar quarter, less the following amounts incurred, allowed, accrued, paid or otherwise specifically allocated to Licensed Products by Licensee or its Affiliates or Sublicensees during such calendar quarter with respect to sales of Licensed Products regardless of the calendar quarter in which such sales were made:

(1) customary and reasonable trade discounts actually allowed after the initial sale, refunds, returns and recalls, rebates and chargebacks for government and managed care contracts;

(2) when included in gross sales, customary and reasonable freight, shipping, duties, and sales, V.A.T. and/or use taxes based on sales prices, but not including taxes when assessed on income derived from such sales; and

(3) a reasonable number of samples, provided that the samples are given for no consideration (cash or otherwise).

In no case will the total deductions referenced in Sub-sections (a) through (c) of this Section 1.20 exceed Twenty Five Percent (25%) of the Total Consideration for Licensed Products in any calendar half year.

If Licensee intends to accept from Third Parties any non-cash consideration as Net Sales or intend to provide Licensed Product at no charge, Licensee must first obtain Licensor’s written approval, except as provided herein. For any non-cash consideration approved by Licensor and received as Net Sales, the Parties, if not otherwise agreed, will appoint an independent third party to determine the present day value of such consideration and that value shall be added to Net Sales in place of the non-cash consideration. The cost of the independent third party will be paid by Licensee.

On a country-by-country basis, if a Licensed Product under this Agreement is sold in combination with another active ingredient or component having independent therapeutic effect or diagnostic utility in a country (a “Combination Licensed Product”), Net Sales for the purpose of determining royalties due hereunder shall be calculated as follows:

(i) Where all active ingredients in such Combination Licensed Product are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Licensed Product in such country by the fraction A/(A+B), where A is the net invoice price of the Licensed Product as sold separately in such country, and B is the sum of the net invoice prices of the other active ingredients in the combination sold separately.

(ii) If the Licensed Product component of the Combination Licensed Product is sold separately in such country, but none of such other active ingredients is sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Licensed Product in such country by the fraction A/C, where A is the net invoice price of such Licensed Product component as sold separately in such country, and C is the net invoice price of the Combination Licensed Product in such country.

(iii) If the Licensed Product component of the Combination Licensed Product is not sold separately in such country, but the other active ingredients are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Licensed Product in such country by the fraction (C-D)/C, where C is the net invoice price of the Combination Licensed Product in such country, and D is the sum of the net invoice prices charged for the other active ingredients in the Combination Licensed Product in such country.

(iv) If none of the Licensed Product component and the other active ingredients are sold separately in such country, Net Sales for the purpose of determining royalties due hereunder for the Combination Licensed Product shall be determined by mutual agreement of the Parties in good faith taking into account the perceived relative value contributions of the Licensed Product portion of the Combination Licensed Product and the other active ingredients in the Combination Licensed Product. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, designated by the AAA, shall determine such relative value contributions and such determination shall be final and binding upon the Parties.

In the event Licensed Product is “bundled” for sale together with one or more other products in a country (a “Product Bundle”), then Net Sales for such Licensed Product sold under such arrangement shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith taking into account the relative value contributions of the Licensed Product and the other products in the Product Bundle, as reflected in their individual sales prices. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, the AAA shall determine such relative value contributions and such determination shall be final and binding upon the Parties. In addition, if a Selling Party provides discounts or allowances with respect to a Product Bundle, such discounts and allowances shall be allocated (for purposes of the deductions used in calculating Net Sales as above) between the Licensed Product and the other products in the Product Bundle in a manner that does not unfairly or inappropriately bias the level of discounting against the Licensed Product as compared to the other products in such Product Bundle.

For clarification, sale of Licensed Product by a Selling Party to another Selling Party for resale by such entity to a Third Party shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales (i.e., if the Licensed Product is not consumed by the Affiliate or Sublicensee). Further, transfers or dispositions of Licensed Product, without consideration: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (D) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by the FDA or another Foreign Regulatory Authority, shall not, in each case of (A) through (D), be deemed sales of such Licensed Product for purposes of this definition of “Net Sales.”

1.21 “Patent Rights” shall mean the rights and interests in and to issued patents and pending patent applications (including inventor’s certificates and utility models) in any country or jurisdiction within the Territory, including all provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs and foreign counterparts, Controlled by a Party.

1.22 “Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), product and establishment licenses, registrations or authorizations of any kind of the FDA or any Foreign Regulatory Authority necessary for the development, pre-clinical and/or human clinical testing, manufacture, quality testing, supply, use, storage, importation, export, transport, marketing and sale of a Licensed Product (or any component thereof) for use in the Field in any country or other jurisdiction in the Territory. “Regulatory Approval” shall include, without limitation, any approved BLA, NDA, MAA or other Drug Approval Application.

1.23 “Sublicensee” shall mean any Third Party to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under and in accordance with the terms of this Agreement.

1.24 “Technology” shall mean and include any and all unpatented, proprietary ideas, inventions, discoveries, Confidential Information, biologic materials, data, results, formulae, designs, specifications, methods, processes, formulations, techniques, know-how, scientific information, technical information (including, without limitation, structural and functional information), process information, pre-clinical information, clinical information, and any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials.

1.25 “Term” shall mean the period commencing on the Effective Date and continuing until the expiration or termination of this Agreement in accordance with the terms hereof.

1.26 “Territory” shall mean the United States and Canada and their respective territories, subject to the right of first negotiation in Section 2.1.6(b).

1.27 “Third Party” shall mean any person or entity other than Licensee, Licensor and their respective Affiliates.

1.28 “Valid Claim” shall mean a claim in an issued, unexpired patent or in a pending patent application within the Licensed Patent Rights that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.

2. GRANT OF RIGHTS

2.1 License to Licensee.

(1) Grant of License. Subject to the terms and conditions of the Einstein Agreement and this Agreement, Licensor hereby grants to Licensee an exclusive (even as to Licensor), royalty-bearing license, including the right to grant sublicenses in accordance with Section 2.1.2, under the Licensed Patent Rights and Licensed Technology, to Develop, have Developed, make, have made, use, have used, sell, offer for sale, have sold, import, have imported, export and have exported, Licensed Products and to practice the Licensed Technology in the Territory, for any and all uses within the Field.

(2) Right to Sublicense. Subject to the prior approval of Einstein (at its sole discretion and subsequent to any required amendment to the Einstein Agreement) and Licensor (not to be unreasonably withheld or delayed), Licensee shall have the right to grant sublicenses to any Sublicensee to all or any portion of its rights under the license granted pursuant to this Section 2; provided, however, that (a) Licensor shall be notified of any and all potential sublicenses, (b) any and all sublicenses shall be consistent with the terms and conditions of this Agreement, (c) a full and complete draft of the proposed sublicense is submitted to Licensor, as well as a full and complete copy of the same within thirty (30) days of execution thereof by Licensee, and (d) Licensee shall remain obligated for the payment to Licensor of all of its payment obligations hereunder, including, without limitation, the payment of any royalties described in Section 4.2 hereof. In the event Licensee grants any permitted licenses or sublicenses to Third Parties to sell Products that are subject to royalty payments under Section 4.4, Licensee shall have the responsibility to account for and report sales of any Licensed Product by a licensee or a sublicensee on the same basis as if such sales were Net Sales by Licensee under this Agreement. Licensee shall pay to Licensor (or cause the licensee or sublicensee to pay to Licensor, with Licensee remaining responsible for any failure of the licensee or sublicensee to pay amounts when due under this Agreement): (a) royalties on such sales as if such sales of the licensee or sublicensee were Net Sales of Licensee or any of its Affiliates; and (b) milestones payments pursuant to Section 4.3 based on the achievement by such licensee or sublicensee of any milestone event contemplated in such Sections as if such milestone event had been achieved by Licensees or any of its Affiliates hereunder.

(3) Retained Rights. Subject to the other terms of this Agreement, Licensor retains the right to practice the Licensed Patent Rights (a) to develop, have developed, make, have made, use, have used, sell have sold, offer for sale, import, have imported, export and have exported any product that is not a Licensed Product, and (b) to otherwise exploit such Licensed Technology and Licensed Patent Rights for any and all uses outside of the Field.

(4) Retained Rights of Government. Pursuant at least to Article 2 of the Einstein Agreement, this license granted hereunder is subject to the rights, conditions and limitations imposed by United States law including without limitation those rights granted to the United States Government as set forth under Title 35 U.S.C §§ 200 through 204 and applicable regulations.

(5) Retained Rights of Albert Einstein. Notwithstanding the exclusive rights granted to Licensee pursuant to this Section 2.1.1, Einstein, pursuant to at least Section 4.2 of the Einstein Agreement, retains the right to make, use and practice the Licensed Patent Rights in its own laboratories solely for non-commercial scientific purposes and for continued non-commercial research. Further, Einstein retains the right to make available to not-for-profit scientific institutions and non-commercial researchers materials covered under the Licensed Patent Rights, solely for non-commercial scientific and research purposes.

(6) Right of First Negotiation.

(a) Licensee shall have a right of first negotiation to expand the Field to include any new Indications for License Products in accordance with this Section 2.1.6(a) (such rights are referred to herein as the “Field Expansion Rights”). If Licensee desires to license the Licensed Product for any Indications outside of the Field, it shall notify Licensor in writing and the Parties shall proceed to negotiate in good faith pursuant to Section 2.1.6(c) below. Licensor shall not offer to license the Licensed Product for any Indication outside of the Field to a Third Party without first offering such right to Licensee and providing Licensee a thirty (30) day evaluation period.

(b) If at any time Licensor desires to license the Licensed Products in the Field in any country outside of the Territory to any Third Party, it shall first offer such rights to Licensee by providing written notice of its bona fide intent to do so and Licensee shall have a period of thirty (30) days to assess whether Licensee desires to expand the Territory to include such country (“Territory Expansion Rights”).

(c) If Licensee desires to exercise such Field Expansion Rights or Territory Expansion Rights it shall notify Licensor in writing prior to the expiration of the applicable thirty (30) day evaluation period and the Parties shall negotiate in good faith for a period of ninety (90) days thereafter (“Negotiation Period”) to amend this Agreement as appropriate on reasonable market terms to include such expanded rights. If, by the expiration of the Negotiation Period, the Parties have not Agreed in principle to the material terms regarding the applicable expansion rights, then at any time during the one-hundred eighty (180) day period following the expiration of the Negotiation Period, Licensor or its Affiliate may consummate a Third-Party license or sale, as applicable, on terms that are more favorable to the Licensor or its Affiliate than the terms last offered by Licensee during the negotiations. If such Third-Party license or sale is not consummated within such one-hundred eighty (180) day period, the terms and conditions of this Section 2.1.6 will again apply and Licensor shall not and shall cause its Affiliates not to enter into any Third-Party sale or license with respect to the applicable rights without giving Licensee another opportunity to negotiation the applicable expansion rights in accordance with the terms and conditions hereof. For purposes of this Section, “Agreed” means as memorialized in a fully executed term sheet setting forth the material terms as non-binding, and including certain customary binding provisions (such as those regarding confidentiality, expenses, and a reasonable exclusivity period). Licensor shall not and shall cause its Affiliates not to sell or license in any manner to any Third Party any Licensed Product for such Indication or country prior to the compliance with the foregoing.

3. DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS.

3.1 Commercialization.

(1) Responsibility. From and after the Effective Date, Licensee shall have full control and authority over the Development and commercialization of Licensed Products in the Field in the Territory, including without limitation, (a) all pre-clinical Development activities (including any pharmaceutical development work on formulations or process development relating to any Licensed Product), (b) all activities related to human clinical trials (including all clinical studies, (c) all activities relating to manufacture and supply of all Licensed Products (including all required process development and scale up work with respect thereto), (d) all marketing, promotion, sales, distribution, import and export activities relating to any Licensed Product, and (e) all activities relating to any regulatory filings, registrations, applications and Regulatory Approvals relating to any of the foregoing (including any INDs or foreign equivalents, any manufacturing facility validation and/or licensure, any Drug Approval Applications and any other Regulatory Approvals). Licensee shall own all data, results and all other information arising from any such activities under this Agreement, including without limitation, all regulatory filings, registrations, applications and Regulatory Approvals relating to Licensed Products (including any INDs or foreign equivalents, any Drug Approval Applications and any other Regulatory Approvals), and all of the foregoing information, documentation and materials shall be considered Confidential Information and Technology solely owned by Licensee. All activities relating to Development and commercialization under this Agreement shall be undertaken at Licensee’s sole cost and expense, except as otherwise expressly provided in this Agreement. Licensee shall market the Licensed Products in the Field under such trademarks as Licensee selects and Licensee shall own all right, title and interest, including good will in any such trademarks. If Licensee desires, and requests from Licensor, to use a trademark owned or Controlled by Licensor in connection with the marketing and sale of a Licensed Product, Licensor will grant Licensee a royalty-free license to such trademarks for such purpose.

(2) Diligence.

(i) Licensee will exercise commercially reasonable efforts to Develop, receive Regulatory Approval for and launch a Licensed Product in the Field in at least one Indication in the Territory (“Diligence Milestone”). For purposes of this Agreement, “commercially reasonable efforts” shall mean such reasonable efforts and diligence to be in accordance with the efforts and resources Licensee would use for a product candidate owned by it or to which it has rights, which is of similar market potential and at a similar stage in its development or product life as the applicable Licensed Product, taking into account all applicable circumstances, including patent coverage, the competitiveness of the marketplace, the proprietary position of the Licensed Product, product profile, the relative potential safety and efficacy of the Licensed Product, the cost of goods and availability of capacity to manufacture and supply the Licensed Product at commercial scale, the profitability of the applicable Licensed Product, and other relevant factors including, without limitation, technical, legal, scientific or medical factors. If despite using commercially reasonable efforts, Licensee believes that it will not timely achieve the Diligence Milestone, it shall notify Licensor reasonably in advance of the foregoing date and Licensor and Licensee will negotiate in good faith to establish a revised timetable for such Diligence Milestone (“Revised Diligence Milestone”) or other alternatives mutually acceptable to both Parties. If Licensee fails to timely achieve a Revised Diligence Milestone using commercially reasonable efforts, Licensor shall grant Licensee six (6) additional months to achieve such Revised Diligence Milestone. If the Revised Diligence Milestone is not achieved within that six-month timeframe, the Agreement shall terminate, and Licensed Products shall revert to Licensor.

3.2 Joint Development Committee.

(1) Committee Responsibilities. Licensor and Licensee will establish a Joint Development Committee (the “Joint Development Committee”) to plan, review, coordinate and oversee Licensee’s performance of the Development activities and timelines with respect to Licensed Products in the Field. The Joint Development Committee shall review and approve a written development plan describing the major tasks to be achieved regarding Licensed Products within the Field in the Territory (“Development Plan”), submitted by Licensee within one hundred and eighty (180) days after the Effective Date. The responsibilities of the Joint Development Committee shall consist of:

(i) Facilitating the exchange of materials and information between the Parties;

(ii) Monitoring the progress of the Development Plan;

(iii) Reviewing and discussing the results of the Development Plan;

(iv) Approving the Development Plan, as well as any modifications of the foregoing; and

(v) Such other responsibilities as the Parties may mutually agree in writing to delegate to the Joint Development Committee.

(2) Membership. The Joint Development Committee shall include two (2) representatives of each of Licensor and Licensee, with each Party’s members selected by that Party. Each Party may replace its Joint Development Committee representatives at any time, upon written notice to the other Party.

(3) Meetings. The Joint Development Committee shall meet at least quarterly, or more frequently as agreed by the Parties, at such locations as the Parties agree, and will otherwise communicate regularly. Meetings may also be held by telephone or videoconference in lieu of in-person meetings, at such times as the Parties agree. With the consent of the Parties, other representatives of each Party may attend Joint Development Committee meetings as nonvoting observers. Each Party shall be responsible for all of its own expenses associated with attendance of such meetings.

(4) Decision Making. With respect to decisions taken on matters placed by either Party before the Joint Development Committee, each Party shall have one vote. Decisions of the Joint Development Committee shall be made by unanimous approval of the Parties. If the members of the Joint Development Committee cannot reach an agreement after commercially reasonable efforts to do so, then either Party’s representative to the Joint Development Committee may refer such dispute to the respective Chief Executive Officers of each Party, who shall meet in person or by telephone within thirty (30) days after such referral to attempt in good faith to resolve such dispute. Notwithstanding the foregoing, with respect to matters under the responsibility of the Joint Development Committee, Licensee will have the tie-breaking vote on any disputes regarding matters (i) solely affecting the development and commercialization of the Licensed Products in the Field and in the Territory or (ii) that generally do not adversely affect the development and commercialization of the Licensed Products outside of the Field or the Territory in any material respect.

3.3 Updates and Reports.

(1) Updates and Reports. Licensee shall provide Licensor with brief written reports no less frequently than semi-annually during the Term (commencing with the first anniversary of the Effective Date) summarizing Licensee’s efforts to Develop and commercialize Licensed Products hereunder. Such reports shall include on an annual basis a report of the status of all regulatory activities conducted by Licensee with respect to Licensed Products. In addition, Licensee shall provide Licensor with prompt written notice of the occurrence of the First Commercial Sale of any Licensed Product in any country. All reports, updates, and other information provided by one Party to the other Party under this Agreement (including under this Section 3), shall be considered Confidential Information of the Disclosing Party, subject to the terms of Section 5 hereof.

3.4 Technology Transfer and Assistance. Licensor shall provide to Licensee all Licensed Technology at such time and in such manner and format as reasonable requested by Licensee. Upon at least five business days’ prior written notice (thirty (30) days prior written notice if travel is required), Licensor agrees to provide Licensee with reasonable assistance during Licensor’s normal business hours in understanding, interpreting and applying the Licensed Technology and will answer any technical inquiries concerning the same during the Term.

3.5 Competing Products. Except pursuant to an agreement between the Parties entered into in accordance with this Agreement, during the Term, Licensor shall not, and shall cause each of its Affiliates or its or their employees to not directly or indirectly (including through consultants, contractors or an agreement with any Third Party, excluding the Einstein Agreement, including but not limited to Section 4.2 of the Einstein Agreement and Section 2.1.5 of this Agreement), research, develop, commercialize, manufacture, market, sell, detail or promote any product that competes with the Licensed Product in the Field in the Territory. Notwithstanding anything to the contrary in this Agreement, the restrictions in this Section 3.5 shall not apply to any Third Party that acquires Licensor after the Effective Date (whether by transfer or sale of all or any substantial portion of its assets, equity or business, or similar business combination transaction or otherwise) to the extent such Third Party has existing research, development, manufacturing, marketing or sales activities for a competing product that is independent of any Licensor programs or activities, and such Third Party can continue work on such competing product, provided it does so independently of Licensor.

3.6 Pre-clinical Supply. Following Licensee’s written request, Licensor shall supply the Licensed Products to Licensee solely for confirmatory studies, and other development and pre-clinical purposes under this Agreement prior to Licensee establishing its own manufacturing capabilities, at price equal to Licensor’s cost without markup.

3.7 Confirmatory Study. Licensor shall contract with a Contract Research Organization to conduct a confirmatory study of Licensed Product in a cutaneous lupus model prior to September 1, 2019. The cost and expense of the study shall be borne by Licensor; provided, however that upon completion of the study and upon Licensor sharing the data and results of the study with Licensee, Licensee shall reimburse up to $40,000 of Licensor’s actual out-of-pocket costs for such study within forty-five (45) days of receipt of an invoice and documentation of such costs. Licensor shall commission and manage the study, and shall own the data from the study, provided it shall provide such data to Licensee and such data shall be considered Licensed Technology licensed to Licensee under Section 2.1.

3.8 Right of Reference. Each Party hereby grants to the other Party a “Right of Reference or Use” as that term is defined in 21 C.F.R. § 314.3(b), and any foreign equivalents, to any and all regulatory filings and regulatory data relating to a product covered by the Licensed Patent Rights, including any information related to pharmacology, toxicology, preclinical testing, clinical testing, chemistry, manufacturing and controls data, batch records, trials and studies, safety and efficacy, manufacturing information, analytical and quality control. Each Party agrees to sign, and to cause its Affiliates to sign, any instruments reasonably requested by the other Party in order to effect such grant.

4. PAYMENTS AND ROYALTIES

4.1 License Fees.

(1) Upfront Payment. In consideration of the grant of the license described in Section 2.1 hereof, Licensee hereby agrees to pay Licensor an upfront license fee in the amount of $50,000, less the amount of $10,000 previously paid by Licensee on or about May 13, 2019, which shall be paid within fifteen (15) days after the Effective Date.

(2) Stock Purchase. As further consideration of the grant of the license described in Section 2.1 hereof, Licensee hereby agrees that within forty-five (45) days following the closing of Licensee’s next capital raise of $1,000,000 or more in equity financing, Licensee shall purchase $60,000 of Class B Common Stock at a purchase price of $0.50 per share, pursuant to and following the execution by Licensee of a stock purchase agreement that would be considered typical for this type of transaction and mutually accepted to both parties.

4.2 Payment of Royalties; Royalty Rates

(1) Royalty Payments. In further consideration of the grant of the license by Licensor hereunder, and subject to the other terms of this Agreement (including the remainder of this Section 4), commencing on the date of the First Commercial Sale of each Licensed Product in each country in the Territory and continuing for the duration of the Royalty Term in such country, Licensee shall pay to Licensor an escalating royalty based on cumulative Net Sales of any Licensed Product in the Field sold by Licensee and/or its Affiliates and Sublicensees in the Territory.

Royalty Rate on Commercial Sales	Royalty Rate
That portion of cumulative Net Sales of Licensed Products that is less than or equal to USD $[*]	[*]	%
That portion of cumulative Net Sales of Licensed Products that is greater than USD $[*] and less than or equal to USD $[*]	[*]	%
That portion of cumulative Net Sales of Licensed Products that is greater than USD $[*] and less than or equal to USD $[*]	[*]	%
That portion of cumulative Net Sales of Licensed Products that is greater than USD $[*]	[*]	%

(2) One Royalty. Only one royalty, calculated at the highest applicable royalty rate under this Section 4, shall be payable to Licensor hereunder for each sale of a Licensed Product.

4.3 Milestone Payments.

(1) Payment. In further consideration of the grant of the license by Licensor hereunder and subject to the other terms and conditions of this Agreement, Licensee shall make the following payments to Licensor within forty-five (45) days of the initial occurrence of each of the following events by Licensee or its Affiliates or Sublicensees:

Milestone	Payment

Regulatory Approval by the FDA of an NDA in the U.S.A. for the sale and marketing of Licensed Product in the Field based on the Indication as follows:

A. For the first Indication in the Field

B. For one additional Indication in the expanded Field resulting from the exercise of the Expansion Rights

U.S.A. A. [*] B. [*]

Regulatory Approval by the Canadian FDA of an NDA in Canada for the sale and marketing of Licensed Product in the Field based on the Indication as follows:

A. For the first Indication in the Field

B. For one additional Indication in the expanded Field resulting from the exercise of the Expansion Rights

Canada A. [*] B. [*]

It is hereby acknowledged and agreed that any milestone payment shall be made only once, with respect to the first achievement of the relevant milestone for the first Licensed Product, regardless of how many times such milestones are achieved by Licensed Products and regardless of how many times a particular Licensed Product achieves such milestones.

(2) Determination that Payments are Due. Licensee shall promptly (and in any event within ten (10) business days) provide Licensor with written notice upon its achievement of each of the milestones set forth in Section 4.3.1.

4.4 Payment Terms.

(1) Royalty Term. Royalties under Section 4.2 shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis during the period of time commencing on the First Commercial Sale of a Licensed Product in a country and ending upon the latest of: (a) 10 years from the date of First Commercial Sale of such Licensed Product in such country, and (b) expiration of the last-to-expire Valid Claim of the Licensed Patent Rights that would be infringed by the composition, use or sale of such Licensed Product in such country (the “Royalty Term”). On a Licensed Product-by-Licensed Product and country-by-country basis, upon expiration of the Royalty Term for a Licensed Product in a country, Licensee’s license under Section 2.1 with respect to such Licensed Product in such country shall become fully-paid, irrevocable, freely transferable, sublicensable and perpetual.

(2) Payment of Royalties and Milestones. Unless otherwise expressly provided, Licensee shall make any milestone, license or royalty payments owed to Licensor hereunder in arrears, within forty-five (45) days from the end of each quarter in which such payment accrues. Each royalty payment shall be accompanied by a report for each country in the Territory in which sales of Licensed Products occurred in the calendar quarter covered by such statement, specifying: the gross sales (if available) and Net Sales in each country’s currency; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Net Sales; the applicable exchange rate to convert from each country’s currency to United States Dollars under this Section 4.4; and the royalties payable in United States Dollars.

(3) Overdue Royalties. Subject to the other terms of this Agreement, any payments not paid within the time period set forth in this Section 4 shall bear interest at a rate of one percent (1%) per month from the due date until paid in full, provided that in no event shall said annual rate exceed the maximum interest rate permitted by Applicable Law in regard to such payments. Such royalty payment when made shall be accompanied by all interest so accrued.

(4) Accounting. All payments hereunder shall be made in the United States in United States dollars. Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the quarter immediately preceding the applicable calendar quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

(5) Tax Withholding; Restrictions on Payment. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable). Licensee shall make any applicable withholding payments due on behalf of Licensor and shall provide Licensor upon request with such written documentation regarding any such payment as available to Licensee relating to an application by Licensor for a foreign tax credit for such payment with the United States Internal Revenue Service.

4.5 Records Retention; Review.

(1) Royalties. Commencing as of the date of First Commercial Sale of the first Licensed Product hereunder, Licensee and its Affiliates and Sublicensees shall keep for at least five (5) years from the end of the calendar year to which they pertain complete and accurate records of sales by Licensee or its Affiliates and Sublicensees, as the case may be, of each Licensed Product, in sufficient detail to allow the accuracy of the payments hereunder to be confirmed.

(2) Review. Subject to the other terms of this Section 4.5.2, at the request of Licensor, which shall not be made more frequently than once per calendar year during the Term, upon at least thirty (30) days’ prior written notice from Licensor, and at the expense of Licensor (except as otherwise provided herein), Licensee shall permit an independent certified public accountant reasonably selected by Licensor and reasonably acceptable to Licensee to inspect (during regular business hours) the relevant records required to be maintained by Licensee under this Section 4.5. In every case the accountant must have previously entered into a confidentiality agreement with both Parties substantially similar to the provisions of Section 5 and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties who need to know in connection with the inspection. Each Party agrees to treat the results of any such accountant’s review of the other Party’s records under this Section 4.5 as Confidential Information of the other Party subject to the terms of Section 5. If any review reveals a deficiency in the calculation and/or payment of royalties by Licensee, then (a) Licensee shall promptly pay Licensor the amount remaining to be paid, and (b) if such underpayment is by five percent (5%) or more, Licensee shall pay the reasonable out-of-pocket costs and expenses incurred by Licensor in connection with the review.

(3) Other Parties. Licensee shall include in any agreement with its Affiliates or Sublicensees terms requiring such party to retain records as required in this Section 4.5 and to permit Licensor to inspect such records as required by this Section 4.5.

5. TREATMENT OF CONFIDENTIAL INFORMATION

5.1 Confidential Obligations. Licensor and Licensee each recognize that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information. Licensor and Licensee each agree that during the Term and for five (5) years thereafter, it will keep confidential, and will cause its employees, consultants, Affiliates and sublicensees to keep confidential, all Confidential Information of the other Party. Neither Licensor nor Licensee nor any of their respective employees, consultants, Affiliates or sublicensees shall use Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder. Without limiting the foregoing, each Party may disclose information to the extent such disclosure is reasonably necessary to (a) file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, or (b) file, prosecute or defend litigation in accordance with the provisions of this Agreement or (c) comply with Applicable Laws or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed. Nothing herein contained shall preclude Einstein from making required reports or disclosures to the NIH or to any other philanthropic or governmental funding organization, provided, however, that no Confidential Information of Licensee is disclosed in the process.

5.2 Limited Disclosure and Use. Licensor and Licensee each agree that any disclosure of the other Party’s Confidential Information to any officer, employee, consultant or agent of the other Party or any of its Affiliates or Sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such persons are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. Licensor and Licensee each further agree not to disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party (such approval not to be unreasonably withheld), except as otherwise required by Applicable Law, and except as otherwise expressly permitted by this Agreement. Each Party shall take such action, and shall cause its Affiliates or Sublicensees to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using, in all such circumstances, not less than reasonable care. Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement; provided however, that a Party may retain (a) any Confidential Information of the other Party relating to any license which expressly survives such termination and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of establishing the contents thereof.

5.3 Publicity. Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may make such a disclosure (a) to the extent required by Applicable Law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) to any investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential. In the event that such disclosure is required as aforesaid, the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure. The Parties, upon the execution of this Agreement, will mutually agree to a press release with respect to this transaction for publication. Once such press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party. Notwithstanding the foregoing, neither Party shall use the name of Einstein without the prior written consent of Einstein, except if such use is required by law, regulation, federal securities law, or judicial order, in which event the Parties will promptly inform Licensor prior to any such required use.

5.4 Use of Name. Neither Party shall employ or use the name of the other Party in any promotional materials or advertising without the prior express written permission of the other party.

6. PROVISIONS CONCERNING THE FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

6.1 Patent Filing, Prosecution and Maintenance. Pursuant to Section 3.2 of the Einstein Agreement, Licensor shall control national phase prosecution and maintenance of patent application number PCT/US2018/017524 filed February 9, 2018 and any divisionals, continuations, and continuations-in-part of said patent in all jurisdictions and covering all disclosed subject matter, including but not limited to subject matter within the Field. Regarding any other patent or patent application that might become a Licensed Patent Right—and subject to the other terms of this Section 6.1—Licensee shall be responsible for controlling, preparing, filing, prosecuting, obtaining and maintaining, at its sole cost, expense and discretion, all Licensed Patent Rights (including, without limitation, the composition of matter patents and applications covering the composition of matter of the Licensed Product), in the Territory after the Effective Date, using patent counsel reasonably acceptable to Licensor. Licensor shall be responsible and shall pay for all such costs incurred, or amounts due and outstanding prior to the Effective Date. In connection with the foregoing, Licensee shall (i) keep Licensor reasonably informed of the course of the prosecution and maintenance of Licensed Patent Rights and (ii) reasonably consider Licensor’s comments regarding such matters, and (iii) reasonably endeavor to undertake all suggestions by Licensor that are not unreasonable. Until expiration of Licensee’s Expansion Rights with respect to a particular Indication, Licensor shall keep Licensee reasonably informed of the course of the prosecution and maintenance of patents and patent applications now or hereafter owned or Controlled by Licensor relating to any Licensed Product outside the Field and shall reasonably consider Licensee’s comments, and in the event that Licensee does not obtain a license for Licensed Products outside the Field, shall thereafter keep Licensee reasonably informed with respect to such patents and patent applications, other than those having applicability solely outside the Field as to which Licensee has previously elected not to obtain a license. Similarly, for any patents and patent applications related to any Licensed Product now or hereafter owned or Controlled by Licensor outside of the Territory, Licensor shall keep Licensee reasonably informed of the course of the prosecution and maintenance of such patents and patent applications and shall reasonably consider Licensee’s comments. Licensor shall have responsibility for patent costs for patents that are primarily related to Licensed Products outside the Field (including related formulation patents) and outside of the Territory. In the event that Licensee obtains an option or license for Licensed Products that are outside the Field or outside of the Territory as of the Effective Date, the Parties will agree upon appropriate treatment of and responsibility for patent costs for such patents at the time of any Field or Territory expansion.

6.2 Patent Term Restoration. After the Effective Date, Licensee shall have the sole right, at its sole discretion, to elect which patent within the Licensed Patent Rights to extend under the Hatch-Waxman Act or any similar foreign counterpart, with respect to Licensed Products. Licensor shall not apply for an extension under the Hatch-Waxman Act, or any similar foreign counterpart, of any patent owned or Controlled by Licensor that is related to a Licensed Product either inside or outside the Field, without obtaining Licensee’s prior, written consent. On request of Licensor or its licensee with respect to Licensed Products outside the Field, Licensee will reasonably discuss possible application for such extensions with respect to Licensed Products outside the Field.

6.3 Notice of Infringement. If, during the Term, either Party learns of any actual, alleged or threatened infringement by a Third Party of any Licensed Patent Rights under this Agreement, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

6.4 Infringement of Licensed Patent Rights. Subject to Einstein rights pursuant to the Einstein Agreement, including but not limited to Article 8 of the Einstein Agreement, Licensee shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed Patent Rights in the Field. Licensor shall have the right, at its own expense, to be represented in any such action by Licensee by counsel of Licensor’s own choice; provided, however, that under no circumstances shall the foregoing affect the right of Licensee to control the suit as described in the first sentence of this Section 6.4. If Licensee does not file any action or proceeding against any such material infringement within six (6) months after the later of (i) Licensee’s notice to Licensor under Section 6.3 above, (ii) Licensor’s notice to Licensee under Section 6.3 above, or (iii) a written request from Licensor to take action with respect to such infringement, then Licensor shall have the right (but not the obligation), at its own expense, to bring suit (or take other appropriate legal action) against such actual, alleged or threatened infringement, with legal counsel of its own choice, but shall not be permitted to settle any such suit without the prior consent of Licensee, which consent shall not be unreasonably withheld. In the event that Licensee shall undertake the enforcement and/or defense of the Licensed Patent Rights by litigation, Licensee may withhold up to fifty percent (50%) of the royalties otherwise due Licensor hereunder after notification of infringement and apply the same toward reimbursement of its expenses, including reasonable attorneys’ fees, in connection therewith. In order for such royalties to be continued to be withheld, Licensee must continuously and diligently pursue such enforcement and/or defense. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 6.4, shall applied as follows:

(a) First, to reimburse the Parties for their respective costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action;

(b) Second, to Licensee in reimbursement for lost sales (net of royalties) associated with Licensed Products and to Licensor in reimbursement for lost royalties owing hereunder based on such lost sales (and the reimbursement to Licensor of royalties withheld by Licensee pursuant to this Section 6.4);

(c) Third, any amounts remaining shall be allocated as follows: (a) if Licensee is the Party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to Licensee, (b) if Licensor is the Party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to Licensor, and (c) if the suit is brought jointly, fifty percent (50%) to each Party.

If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and prosecute the suit; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder.

7. REPRESENTATIONS AND WARRANTIES

7.1 Licensor Representations. Licensor represents and warrants to Licensee that:

(a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensor corporate action;

(b) this Agreement is a legal and valid obligation binding upon Licensor and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensor is a party or by which it is bound;

(c) Licensor has the full right and legal capacity to grant the rights granted to Licensee hereunder without violating the rights of any Third Party;

(d) To the best of Licensor’s knowledge, Licensed Patent Rights have been properly filed and prosecuted and Licensor, through the Einstein Agreement, as of the Effective Date, holds exclusive rights on a worldwide basis to the Licensed Patent Rights (pursuant to the Einstein Agreement) and Licensed Technology (as Controlled by Licensor);

(e) Licensor is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in, or which constitutes, Licensed Technology, or (ii) by making, using, offering for sale, selling or importing Licensed Products;

(f) Licensor is not aware of any infringement or misappropriation by a Third Party of the Licensed Technology; and,

(g) Licensor shall comply with the terms and conditions of the Einstein Agreement including, without limitation, Licensor’s obligation to provide certain payments to Einstein under Article 6 of the Einstein Agreement.

7.2 Licensee Representations. Licensee represents and warrants to Licensor that:

(a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensee corporate action; and

(b) this Agreement is a legal and valid obligation binding upon Licensee and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensee is a party of or by which it is bound.

7.3 No Warranties.

(1) Nothing in this Agreement is or shall be construed as:

(a) a warranty or representation by either Party or Einstein as to the validity or scope of any patent application or patent licensed hereunder;

(b) a warranty or representation by either Party or Einstein that anything made, used, sold or otherwise disposed of under any license granted pursuant to this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties.

(2) Except as expressly set forth in this Agreement, NEITHER PARTY (NOR EINSTEIN) MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES. IN ADDITION, NEITHER PARTY (NOR EINSTEIN) SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8. INDEMNIFICATION

8.1 Indemnification.

(1) Licensee Indemnity. Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns (the “Licensor Indemnitees”) and Einstein and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (“Einstein Indemnitees”) from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensor Indemnitees and/or Einstein Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, to the extent arising out of (a) the research, development, testing, production, manufacture, supply, promotion, import, sale or use by any person of any Licensed Product manufactured or sold by Licensee or any Affiliate or Sublicensee under this Agreement, (b) any material breach of this Agreement by Licensee, or (c) the gross negligence or willful misconduct on the part of Licensee or any Affiliate or Sublicensee, in any such case under this Section 8.1.1, except to the extent of Licensor’s (but not Einstein’s) responsibility therefor under Section 8.1.2 below.

(2) Licensor Indemnity. Subject to Section 8.1.1 above, Licensor (but expressly excluding Einstein under this Section 8.1.2) shall indemnify, defend and hold harmless Licensee, its Affiliates, Sublicensees, their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns (the “Licensee Indemnitees”), from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensee Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters (but excluding any patent infringement matters, which are governed by Section 6 above), to the extent arising out of (a) any actions or omissions of Licensor under this Agreement, (b) any material breach of this Agreement by Licensor, or (c) the gross negligence or willful misconduct on the part of Licensor.

8.2 Indemnification Procedures. In the event that any Indemnitee is seeking indemnification under Section 8.1 above from a Party (the “Indemnifying Party”), the other Party shall notify the Indemnifying Party of such claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the claim, and the Party (on behalf of itself and such Indemnitee) shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim, subject to the limitations below) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnification obligations under Article 8 shall not apply to any harm suffered as a direct result of any delay in notice to the Indemnifying Party hereunder or to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by Section 8.1. An Indemnifying Party may settle any claim without the written consent or approval of the Indemnitees provided the Indemnities are fully released from the claim, are held harmless from the payment of any money or damages in the settlement, all liability or responsibility of the Indemnities is disclaimed and denied in the settlement agreement, and no order or other restriction is placed on any of the Indemnities in connection with the settlement.

8.3 Insurance. Licensee represents and warrants that before Licensee, or an Affiliate or a Sublicensee makes any sales of Licensed Products or performs or causes any third party to perform any clinical trials or tests in human subjects involving Licensed Products, Licensee or Affiliates or Sublicensees will acquire and maintain in each country in which Licensee or Affiliates or Sublicensees shall test or sell Licensed Products, appropriate insurance coverage reasonably acceptable to Licensor, but providing coverage in respect of Licensed Products in an amount no less than Two Million Dollars (US $2,000,000) per claim. Licensee or Affiliates will not perform, or cause any third party to perform, any clinical trials or any tests in human subjects involving Licensed Products unless and until it obtains all required Regulatory Approvals with respect to Licensed Products in the applicable countries. Prior to instituting any clinical trials or any tests in human subjects, or sale of any Licensed Product, Licensee shall provide evidence of such insurance to Licensor and Einstein. If Licensor or Einstein determines that such insurance is not reasonably appropriate, Licensee and/or Einstein shall so advise Licensee and Licensee shall delay such trials, tests or sales until the Parties and Einstein mutually agree that reasonably appropriate coverage is in place. Licensor and Einstein shall be listed as an additional insured in Licensee's insurance policies. If such insurance is underwritten on a 'claims made' basis, Licensee agrees that any change in underwriters during the term of this Agreement will require the purchase of 'prior acts' coverage to ensure that coverage will be continuous throughout the term of this Agreement.

(1) The minimum amounts of insurance coverage required under this Section shall not be construed to create a limit of Licensee's liability with respect to its indemnification under Section 8.1 of this Agreement.

(2) Licensee shall provide Licensor with written evidence of such insurance upon request of Licensor. Licensee shall provide Licensor with written notice at least ninety (90) days prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such ninety (90) day period, Licensor shall have the right to terminate this Agreement effective at the end of such ninety (90) day period without notice or any additional waiting periods.

(3) Licensee shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by Licensee or by a Sublicensee, Affiliate, optionee or agent of Licensee and (ii) a reasonable period after the period referred to in (i) above, which in no event shall be less than five (5) years.

9. TERM AND TERMINATION

9.1 Term; Expiration. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 9, shall continue until the expiration of the last-to-expire Royalty Term (the “Term”).

9.2 Termination Rights for Breach.

(1) Termination for Breach. Subject to the other terms of this Agreement, this Agreement and the rights and options granted herein may be terminated by either Party upon any material breach by the other Party of any material obligation or condition, effective thirty (30) days after giving written notice to the breaching Party of such termination in the case of a payment breach and ninety (90) days after giving written notice to the breaching Party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if such default or breach is cured or remedied or shown to be non-existent within the aforesaid thirty (30) or ninety (90) day period, the notice shall be automatically withdrawn and of no effect. However, prior to giving any notice of termination for breach, the Parties shall first attempt to resolve any disputes as to the existence of any breach as set forth in Article 10.

(2) Voluntary Termination. Licensee shall have the right to terminate this Agreement at any time upon ninety (90) days written notice to Licensor. Notwithstanding Section 9.4 to the contrary, during such ninety (90) day period (i) no further milestone payments would become due during such notice period, (ii) Licensee would exercise its license during such period solely to the extent reasonably necessary to fulfill its obligations under the Agreement and for the orderly wind-down and transfer of Licensed Products to Licensor, (iii) Licensor would have the right to negotiate with Third Parties with respect to re-licensing the Licensed Products in the Field during such notice period, and (iv) during such notice period, the license to Licensee would become non-exclusive.

9.3 Termination for Bankruptcy. In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

9.4 Effects of Termination.

(1) Termination for Licensee Breach. Upon any termination of this Agreement by Licensor under Section 9.2.1 or by Licensee pursuant to Section 9.2.2, as of the effective date of such termination all relevant licenses and sublicenses granted by Licensor to Licensee hereunder shall terminate automatically. Notwithstanding the foregoing, no such termination of this Agreement shall be construed as a termination of any valid sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of Licensor, provided that (i) such Sublicensee is then in full compliance with all terms and conditions of its sublicense, (ii) all accrued payments obligations to Licensor have been paid, and (iii) such Sublicensee agrees in writing to assume all applicable obligations of Licensee under this Agreement. Without limiting the generality of the foregoing, Licensee shall have no obligation to make any milestone or royalty payment to Licensor that has not accrued prior to the effective date of any termination of this Agreement, but shall remain liable for all such payment obligations accruing prior to the effective date of such termination.

(2) Wind-Down Procedures. Upon any termination of this Agreement by Licensor under Section 9.2.1 or by Licensee pursuant to Section 9.2.2, Licensee shall responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going clinical studies for the terminated Licensed Products for which it has responsibility hereunder in which patient dosing has commenced or, if reasonably practicable and requested by Licensor, Licensee, its Affiliates or its Sublicensees shall complete such trials. Licensee shall be responsible for any costs associated with such wind-down. Licensor shall pay all costs incurred by either Party to complete such studies should Licensor request that such studies be completed. Licensee agrees to cooperate with Licensor and its designee(s) to facilitate a smooth, orderly and prompt transition of the manufacture and commercialization of the Licensed Product in the Territory to Licensor and/or its designee(s) following such termination, and upon request by Licensor, and at Licensor’s expense, Licensee shall transfer to Licensor some or all quantities of Licensed Product in its possession, for a price mutually agreed to by the Parties. In addition, following such termination, upon Licensor’s request, all Regulatory Approvals and regulatory filings and communications relating to the Licensed Products owned (in whole or in part) or otherwise controlled by Licensee and its Affiliates, and all other documents relating to or necessary to further manufacture and commercialize any Licensed Products, as such items exist as of the effective date of such termination (including all related completed and ongoing clinical studies) shall be assigned to Licensor, and Licensee shall provide to Licensor one (1) copy of the foregoing and all documents contained in or referenced in any such items, together with the raw and summarized data for any clinical studies (and where reasonably available, electronic copies thereof), and Licensor shall be responsible for all costs and expenses in connection with such transfer and the maintenance of such files.

9.5 Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 9 are in addition to any other relief and remedies available to either Party at law.

9.6 Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Articles 1, 5, 8, 9, 10, and 11 and the terms of Section 4.4 (for accrued payment obligations) shall survive the expiration or termination of the Term.

10. DISPUTES

10.1 Negotiation. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement that relates to either Party’s rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by written notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said designated senior officials are as follows:

For Licensee: Chief Executive Officer

For Licensor: Chief Executive Officer

In the event the designated senior officials are not able to resolve such dispute within the thirty (30) day period, either Party may invoke the provisions of Section 10.2.

10.2 Arbitration. Subject to Section 10.1, any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (other than bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in Delaware. The method and manner of discovery in any such arbitration proceeding shall be governed by the laws of the Delaware. The arbitrators shall have the authority to grant injunctions and/or specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

11. MISCELLANEOUS

11.1 Notification. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by private courier service providing evidence of receipt, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the parties are as follows:

If to Licensor:	Zylo Therapeutics Inc. 200C Patewood Dr., Suite 400C Greenville, SC 29615 Attn: CEO
With a copy to:	Timothy Cassidy Dority-Manning Two Liberty Square 75 Beattie Place, Suite 1100 Greenville, SC 29601
If to Licensee:	Hoth Therapeutics, Inc. 1 Rockefeller Plaza, Suite 1039 New York, NY 10020 Attn: CEO
With a copy to:	Richard Friedman, Esq. Sheppard Mullin Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by private courier, on the day such notice is delivered to the recipient, or (iii) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

11.2 Language. This Agreement has been prepared in the English language and the English language shall control its interpretation.

11.3 Governing Law. This Agreement will be construed, interpreted and applied in accordance with the laws of the State of Delaware (excluding its body of law controlling conflicts of law).

11.4 Limitations. Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license to any of its intellectual property.

11.5 Entire Agreement. This is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

11.6 Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

11.7 Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

11.8 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by either Party without the prior express written consent of the other; provided, however, that either Party may, without the written consent of the other, assign this Agreement hereunder to its Affiliates, or in connection with the transfer or sale of all or substantially all of such Party’s assets or business related to this Agreement, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.8 shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

11.9 Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

11.10 Construction. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

11.11 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current Applicable Law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby. The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.12 Status. Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

11.13 Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that Licensee may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, regardless of whether either Party files for bankruptcy in the United States or other jurisdiction. The Parties further agree that, in the event Licensee elects to retain its rights as a licensee under the U.S. Bankruptcy Code, Licensee shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology.

11.14 Export Compliance. Licensee and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce.

11.15 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.16 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative as of the Effective Date.

Hoth Therapeutics, Inc.		Zylo Therapeutics Inc.

By:	/s/ Robb Knie	By:	/s/ Scott Pancoast

Title: Chief Executive Officer		Title: Chief Executive OFficer

Schedule A

Licensed Patent Rights

Title	Country	Application Number	Filing Date	Status	Inventors
[*]	[*]	[*]	[*]	[*]	[*]

Schedule A -1-